AMENDMENT TO PURCHASE AGREEMENT
This AMENDMENT (this "Amendment"), dated January 19, 2018, to the Purchase Agreement, dated December 19, 2017 (the "Agreement"), by and between JFL-WCS Partners, LLC, a Delaware limited liability company ("Purchaser"), and Andrews County Holdings, Inc., a Delaware corporation ("Seller").  Purchaser and Seller is each referred to herein as a "Party" or, collectively, as the "Parties".
R E C I T A L S
WHEREAS, the Parties desire to amend certain provisions of the Agreement pursuant to Section 13.06 thereof, as set forth in this Amendment; and
A G R E E M E N T S
NOW, THEREFORE, in consideration of the mutual agreements set forth in the Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
 AMENDMENTS; OTHER AGREEMENTS
Section 1.1 Defined Terms; References.  Unless otherwise specifically defined in this Amendment, each term used herein that is defined in the Agreement has the meaning assigned to such term in the Agreement, and each reference to a specific Section or Article shall refer to the particular Section or Article in the Agreement.  Each reference to "this Agreement" (other than references to the "date of this Agreement"), "hereof," "hereunder," "herein," "hereby" and each other similar reference contained in the Agreement shall refer, from and after the date of this Amendment, to the Agreement as amended by this Amendment.
Section 1.2 Amendment to Definitions.  In full resolution of the Parties dispute regarding actions taken prior to the date of this Amendment associated with the amount of Restricted Cash and Minimum Restricted Cash, the definition of "Minimum Restricted Cash Amount" is hereby deleted and replaced in its entirety with the following:
"Minimum Restricted Cash Amount" means an amount equal to twenty-eight million three hundred ninety six thousand one hundred twelve dollars and seven cents ($28,396,112.07).
As of the date of this Amendment, each Party affirms to each other Party that it does not have actual knowledge of any other circumstances that would lead to the assertion of any Claim regarding the amount of Restricted Cash or Minimum Restricted Cash or any other provision of the Agreement.
Section 1.3 Amendment to Termination Date.  Section 12.01(b)(i) of the Agreement is hereby amended to delete the reference therein to "January 19, 2018" and insert in its place "January 26, 2018".

ARTICLE 2
 MISCELLANEOUS
Section 2.1 No Other Amendments; No Waiver of Rights.  Except as amended by this Amendment, the Agreement shall remain unmodified and in full force and effect.
Section 2.2 Governing Law.  THIS AMENDMENT AND ANY CLAIM, ACTION, DISPUTE OR REMEDY ARISING FROM OR RELATING TO THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE APPLICABLE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO CHOICE OF LAW RULES THAT WOULD REQUIRE THE APPLICATION OF ANOTHER JURISDICTION.
Section 2.3 Waiver of Jury Trial.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AMENDMENT OR THAT OTHERWISE RELATES TO THIS AMENDMENT, ANY DEBT OR OTHER TYPE OF FINANCING OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY ACTION OR COUNTERCLAIM AGAINST ANY DEBT FINANCING SOURCE OR ANY OF ITS RELATED PERSONS, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION.
Section 2.4 Counterparts.  This Amendment may be executed in any number of counterparts (including by telecopy), all of which taken together shall constitute one and the same instrument and any of the Parties may execute this Amendment by signing any such counterpart. If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.
[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed by its respective duly authorized officers as of the date first above written.
PURCHASER:

JFL-WCS PARTNERS, LLC

By: /s/ C. Alexander Harman
Name:  C. Alexander Harman
Title:  President and Assistant Secretary

SELLER:

ANDREWS COUNTY HOLDINGS, INC.

By: /s/ Gregory M. Swalwell
Name:  Gregory M. Swalwell
Title:  Executive Vice President, Chief Financial
  Officer and Chief Accounting Officer